EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green President dgreen@harvardbioscience.com Tel: 508 893 8999 Fax: 508 429 8478	Chane Graziano CEO cgraziano@harvardbioscience.com	Bryce Chicoyne CFO bchicoyne@harvardbioscience.com

HBIO Reports First Quarter 2008 Revenue Growth of 15%

Holliston, MA, May 1, 2008 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the first quarter ended March 31, 2008.

First Quarter Reported Results

Revenues from our continuing operations for the three months ended March 31, 2008 were $22.0 million, an increase of 14.9% compared to revenues of $19.1 million for the three months ended March 31, 2007. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.2 million, or $0.04 per diluted share, for the three months ended March 31, 2008 compared to $1.7 million, or $0.06 per diluted share, for the same period in 2007. Non-GAAP adjusted income from continuing operations was $2.5 million, or $0.08 per diluted share, for the three months ended March 31, 2008 compared to $2.1 million, or $0.07 per diluted share, for the same period in 2007. GAAP income from continuing operations for the first quarter of 2008 included the effect of approximately $0.8 million in costs related to the Company’s ongoing initiative to consolidate business functions to reduce future operating expenses.

See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

“During the first quarter of 2008, Harvard Bioscience made significant progress on the five major initiatives we outlined as our 2008 operating plan. We launched a new major catalog in February, entered into a new distributor contract with GE Healthcare in April, generated healthy sales of our new microliter spectrophotometer, and made significant progress consolidating certain business functions,” said Chane Graziano, Chief Executive Officer of Harvard Bioscience.

We believe that as we progress with our 2008 initiatives during the second quarter, we will generate revenues between $23.0 million and $24.0 million and report adjusted non-GAAP earnings per diluted share from continuing operations between $0.08 and $0.09. We are reconfirming our full year 2008 guidance of revenues between $94.0 million and $96.0 million and adjusted non-GAAP earnings per diluted share from continuing operations between $0.36 and $0.38 for 2008.

Our revenue guidance is at April 30, 2008 exchange rates and the non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions in 2008, any future restructuring actions, stock-based compensation expense recognized under SFAS No. 123(R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP adjusted earnings per diluted share from continuing operations. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share from continuing operations.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP Earnings per Diluted Share From Continuing Operations

(unaudited)

	Three Months Ended		Year Ended
	June 30, 2008		December 31, 2008
	Low Estimate	High Estimate	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.08	$0.09	$0.36	$0.38
Less the impact of:
Amortization of intangible assets, net of tax - A	(0.01)	(0.01)	(0.05)	(0.05)
Stock-based compensation (SFAS No. 123(R)), net of tax - B	(0.02)	(0.02)	(0.05)	(0.05)
Restructuring, net of tax - C	(0.02)	(0.02)	(0.04)	(0.04)
Tax benefits of filing consolidated tax returns for continuing operations and discontinued businesses - D	0.01	0.01	0.02	0.02

GAAP diluted earnings per common share from continuing operations - A	$0.04	$0.05	$0.24	$0.26

A - Assumes no additional acquisitions.

B - Assumes no additional 2008 stock option grants.

C - Assumes no additional 2008 restructuring actions.

D - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

Operating Results for Continuing Operations

Three months ended March 31, 2008 compared to three months ended March 31, 2007:

Revenues increased $2.9 million, or 14.9%, to $22.0 million for the three months ended March 31, 2008 compared to $19.1 million for the same period in 2007. The increase in revenue is primarily due to revenues from our recently acquired Panlab subsidiary of $2.4 million, an increase in sales at our Biochrom UK subsidiary of $1.9 million, primarily of our new microliter spectrophotometer, and favorable foreign exchange rate impact on sales denominated in foreign currencies of $0.4 million during the first quarter of 2008. This revenue growth was offset by large one-off orders in the first quarter of 2007, which were not repeated in 2008, including a large tender order for our Anthos plate readers from China of approximately $0.9 million.

Cost of product revenues increased $1.9 million, or 20.0%, to $11.6 million for the three months ended March 31, 2008 from $9.7 million for the three months ended March 31, 2007. The increase in cost of product revenues is primarily due to increases of $1.5 million attributable to our recently acquired Panlab subsidiary, $0.3 million of inventory write-downs associated with our decision to consolidate our Asys subsidiary into our Biochrom UK subsidiary and $0.2 million attributable to changes in foreign exchange rates. Gross profit as a percentage of revenues decreased to 47.0% for the three months ended March 31, 2008 compared with 49.3% for the same period in 2007. The decrease in gross profit as a percentage of revenues was primarily due to sales from our Panlab subsidiary, which sells at lower gross margins than our historical consolidated gross margins, as a result of Panlab’s mix of distributed products compared to manufactured products and certain inventory write-downs related to our consolidation plan (see “Restructuring” on the following page). The impact of Panlab and the inventory write-downs on gross margin percentage were each 1.2%.

Sales and marketing expenses increased $0.3 million, or 15.0%, to $2.8 million for the three months ended March 31, 2008 compared to $2.5 million for the three months ended March 31, 2007. This increase was primarily due to expenses from our recently acquired Panlab subsidiary of $0.2 million and, to a lesser extent increases in salary related expenses of $0.1 million and changes in foreign exchange rates of $0.1 million.

General and administrative expenses increased $0.4 million, or 10.4%, to $3.8 million for the three months ended March 31, 2008 compared to $3.4 million for the three months ended March 31, 2007. General and administrative expenses increased $0.2 million due to our recent acquisition of Panlab and $0.1 million due to our implementation of our shareholder rights plan.

Research and development expenses were $1.1 million, an increase of $0.3 million for the three months ended March 31, 2008 compared to $0.8 million for the three months ended March 31, 2007. The increase in research and development expenses was primarily due to costs associated with recently developed products and our recent acquisition of Panlab.

Balance Sheet

We ended the first quarter of 2008 with cash and cash equivalents of $13.1 million compared to cash and cash equivalents of $18.2 million at December 31, 2007. As of March 31, 2008, $12.5 million was held by our continuing operations and $0.6 million was held by our discontinued operations. As of March 31, 2008, we had no debt outstanding on our revolving credit facility compared to $5.5 million at December 31, 2007. Additionally, our Panlab subsidiary had $2.3 million in debt remaining at both March 31, 2008 and December 31, 2007.

Trade receivables were $14.1 million and inventories were $16.2 million as of March 31, 2008 compared to trade receivables of $11.8 million and inventories of $12.0 million as of March 31, 2007. Outstanding days of sales, or DSO, were 59 days for the three months ended March 31, 2008 and 57 for the three months ended March 31, 2007. DSO increased primarily due to our acquisition of Panlab whose customers pay significantly slower than the customers of our other subsidiaries. Excluding Panlab, DSO were 55 days during the three months ended March 31, 2008, an improvement of two days compared to the same period a year ago. Inventory turns were 2.9 times for the three months ended March 31, 2008 compared to 3.4 times for the same period of 2007. Inventory turns are down primarily due to the reduction of sales at our Asys subsidiary and the building of inventories for certain new product launches.

Restructuring

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our recent actions have been related to the separation of our electrophoresis business from our spectrophotometer and plate reader business. As part of these initiatives we have made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus business unit in Holliston, Massachusetts and initiated the consolidation of the activities of our Asys Hitech subsidiary in Austria to the Company’s Biochrom subsidiary’s facility located in Cambridge, UK. The combined costs of these activities, the majority of which are expected to be recorded in the first half of 2008, are expected to be between approximately $1.6 million and $1.9 million. The Company estimates that, once completed, these activities will result in a reduction of annualized operating expenses between approximately $0.02 and $0.03 per share based on current exchange rates and the current number of outstanding shares.

During the quarter ended March 31, 2008, we recorded charges relating to the restructuring of approximately $0.8 million. These charges were comprised of $0.4 million in severance payments, $0.3 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $0.2 million in various other costs.

Discontinued Operations

The loss from discontinued operations, net of tax, was approximately $0.5 million for the three months ended March 31, 2008 compared to a loss of $1.2 million for the same period in 2007. For the three months ended March 31, 2008, the loss from discontinued operations, net of tax, includes the operating results of the Company’s Union Biometrica US and German subsidiaries. For the three months ended March 31, 2007, the loss from discontinued operations, net of tax, included the operating results of the Company’s former Genomic Solutions Division, its former MAIA Scientific subsidiary, and its current Union Biometrica US and German subsidiaries.

Conference Call Details

As previously announced, management will host a conference call to discuss first quarter 2008 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, May 1, 2008. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 800-510-9691 and referencing the pass code of “93251136.” A replay of this conference call will be available from 7:30 p.m. on May 1, 2008 through May 8, 2008 and will be accessible by dialing 888-286-8010 and referencing the pass code of “92385108”. This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense, all net of tax. They also exclude the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three months ended March 31, 2008 is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience (“HBIO”) is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Spain and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, complete planned consolidations of business functions, expand its product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company’s planned consolidation of business functions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our Asys Hitech subsidiary that are being consolidated, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, the Company’s inability to complete the divestiture of its remaining portion of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, completion of the purchase price allocation for Panlab s.l., impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the recent disposition of a portion of the Company’s Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31, 2008	December 31, 2007
Assets

Cash and cash equivalents	$12,459	$17,889
Trade receivables	14,080	14,757
Inventories	16,209	14,983
Property, plant and equipment	4,469	4,465
Goodwill and other intangibles	39,897	39,668
Other assets	3,727	2,823
Assets of discontinued operations - held for sale	3,719	4,268

Total assets	$94,560	$98,853

Liabilities and Stockholder’s Equity

Current liabilities - continuing operations	$13,677	$14,570
Current liabilities - discontinued operations	1,410	1,771

Total current liabilities	15,087	16,341

Total liabilities	17,937	24,716
Stockholders’ equity	76,623	74,137

Total liabilities and stockholders’ equity	$94,560	$98,853

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$21,959	$19,115
Cost of product revenues	11,628	9,694

Gross profit	10,331	9,421

Sales and marketing expenses	2,841	2,470
General and administrative expenses	3,756	3,403
Research and development expenses	1,081	844
Restructuring charges	581	—
Amortization of intangible assets	506	442

Total operating expenses	8,765	7,159

Operating income	1,566	2,262

Other income (expense):
Foreign exchange	193	24
Interest expense	(130)	(61)
Interest income	78	56
Other, net	54	(6)

Other income, net	195	13

Income from continuing operations before income taxes	1,761	2,275
Income taxes	544	533

Income from continuing operations	1,217	1,742
Loss from discontinued operations, net of tax	(530)	(1,246)

Net income	$687	$496

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.04	$0.06
Discontinued operations	(0.02)	(0.04)

Basic earnings per common share	$0.02	$0.02

Diluted earnings per common share from continuing operations	$0.04	$0.06
Discontinued operations	(0.02)	(0.04)

Diluted earnings per common share	$0.02	$0.02

Weighted average common shares:
Basic	30,875	30,567

Diluted	31,445	31,394

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
US GAAP income from continuing operations	$1,217	$1,742
Adjustments:
Amortization of intangible assets	506	442
Inventory writedown due to restructuring	258	—
Restructuring charges	581	—
Stock-based compensation expense	430	442
Income taxes (A)	(529)	(510)

Non-GAAP adjusted income from continuing operations	$2,463	$2,116

(A) Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

	Three Months Ended
	March 31,
	2008	2007
US GAAP diluted earnings per common share from continuing operations	$0.04	$0.06
Adjustments:
Amortization of intangible assets	0.02	0.01
Inventory writedown due to restructuring	0.01	—
Restructuring charges	0.02	—
Stock-based compensation expense	0.01	0.01
Income Taxes (A)	(0.02)	(0.02)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.08	$0.07

(A) Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,
	2006	2006	2006	2006	2006	2007	2007	2007	2007	2007	2008
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	-1.9%	-3.5%	-1.0%	0.1%
Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	0.0%	13.5%	6.6%	12.6%
Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.1%	3.1%	3.9%	2.2%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	2.2%	13.1%	9.5%	14.9%

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